Exhibit 10.23
Alphaeon Corporation
17901 Von Karman Avenue, Suite 150
Irvine, CA 92614

December 18, 2017

Evolus, Inc.
1027 Garden Street
Santa Barbara, CA 93101
Attn: Murthy Simhambhatla, CEO

Re: Therapeutic Option

Dear Murthy:

Reference is made to that certain License and Supply Agreement (the “License Agreement”), dated as of September 30, 2013, by and between Daewoong Pharmaceutical Co., Ltd (“Daewoong”) and Evolus, Inc. (“Evolus”), as amended by that certain First Amendment, dated as of February 26, 2014, as further amended by that certain Second Amendment, dated as of July 15, 2014. Capitalized terms used but not defined herein have the meanings given to such terms in the License Agreement.

Evolus (a wholly-owned subsidiary of Alphaeon Corporation (“Alphaeon”)), is a medical aesthetic company, with the business strategy of selling products only in the self-pay aesthetic market. Pursuant to and as set forth in more detail in the License Agreement, Evolus has the right to distribute Product for aesthetic use in the Territory, among other things. In addition, under the License Agreement, Evolus has the option to expand permitted uses of the Product to include Therapeutic Use (the “Option”). Prior to the date hereof, Evolus paid Daewoong One Million Dollars ($1,000,000) for the Option.

Given the importance of a self-pay only strategy to Evolus, Evolus has decided not to pursue any business plans related to the Option. Accordingly, Evolus agrees that, without the prior written consent of Alphaeon (which consent may be withheld for any or no reason), it shall (i) not exercise, sell, sub-license or otherwise dispose of (in whole or in part) the Option or the underlying rights, (ii) hold the Option and the underlying rights in trust for Alphaeon, and (iii) not develop or make plans to develop any Therapeutic Use for the Product (clauses (i)-(iii) collectively, the “Standstill”).

Evolus agrees that Alphaeon may have discussions with Daewoong regarding a separate agreement between Alphaeon and Daewoong covering distribution of the Product for Therapeutic Use (the “Aeon Tx Agreement”). Such Aeon Tx Agreement would be separate and distinct from the License Agreement. Evolus will consent to Alphaeon and Daewoong’s entry into the Aeon Tx Agreement so long as the terms do not diminish, interfere with, or adversely affect Evolus’ ability to distribute the Product for aesthetic use under the License Agreement.

Confidential treatment has been requested for portions of this exhibit under 17 C.F.R. Sections §§ 200.80(b)(4) and 230.406. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

To the extent that sales under the Aeon Tx Agreement require royalty payments to be made to the Contributors (as hereinafter defined), Alphaeon shall either (i) enter into a direct agreement with the Contributors for such royalty payments, or (ii) make quarterly payments to Evolus equal to [***] percent ([***]%) of Net Sales (as hereinafter defined) of the Product for Therapeutic Use (net of any taxes) to be paid solely to the Contributors. The term “Contributors” as used herein shall have the meaning given to such term in that certain Second Amendment to Stock Purchase Agreement, dated as of December 14, 2017, among SCH-Aeon, LLC (f/k/a Strathspey Crown Holdings, LLC) (“SCH-Aeon”), Alphaeon, Evolus, and the other signatories thereto. The term “Net Sales” as used herein shall have the meaning given to such term in that certain Stock Purchase Agreement, dated as of September 30, 2014, by and between SCH-Aeon and Alphaeon, as amended by that certain Amendment to Stock Purchase Agreement, dated as of September 30, 2014; provided, however, that for the purposes of the royalty payments described herein, all references to the Product in the definition of Net Sales shall be read as referring to the Product only as sold for Therapeutic Use. For the avoidance of doubt, any calculations of “Net Sales” herein shall not include any sales of the Product for aesthetic use.

In exchange for the Standstill, Alphaeon agrees to, on a dollar for dollar basis, setoff and reduce the amount of intercompany loans owing by Evolus to Alphaeon by the amount of the Two Million Five Hundred Thousand Dollars ($2,500,000), effective as of the date hereof.

If, prior to December 31, 2018, Alphaeon desires that Evolus exercise the Option in whole or in part, it shall wire all funds necessary for the exercise of the Option (which shall be the amounts set forth in Sections 2.4(a) and/or 2.4(b) of the License Agreement) to Evolus, and Evolus shall apply those funds solely to the exercise of the Option on behalf of Alphaeon. From and after the exercise of the Option, Evolus shall continue to hold the rights underlying the option in trust for the benefit of Alphaeon on the terms set forth herein.

Evolus’ obligations set forth in this letter agreement shall terminate only upon the prior written consent of Alphaeon, which Alphaeon may withhold in its sole and absolute discretion.

To the fullest extent permitted by applicable law, Alphaeon shall defend, indemnify, and hold harmless Evolus, its affiliates (other than Alphaeon), and its and their respective employees, officers, directors, partners, shareholders, agents, contractors, consultants, and advisors (each, an “Evolus Indemnified Party”) from, and pay and reimburse each Evolus Indemnified Party for, all Losses (as hereinafter defined) directly or indirectly relating to or arising from (i) this letter agreement, or (ii) the Aeon Tx Agreement if such agreement is entered into. The term “Losses” as used herein shall mean any direct or indirect loss, damage, penalty, fine, cost (including reasonable attorneys’ fees and court costs), or settlement payment.

As a condition to the right to receive indemnification under this letter agreement, Evolus shall:

Confidential treatment has been requested for portions of this exhibit under 17 C.F.R. Sections §§ 200.80(b)(4) and 230.406. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(i)
notify Alphaeon promptly upon becoming aware of a claim for which indemnification may be sought pursuant hereto (but in no event later than thirty (30) days after such awareness, it being understood that any failure to make or delay in making such notification shall not relieve Alphaeon of its obligations hereunder except to the extent Alphaeon is materially prejudiced by such failure or delay);

(ii)	cooperate with Alphaeon in the defense, compromise, or settlement of such claim; and

(iii)
permit Alphaeon to control the defense, compromise, or settlement of such claim, including, without limitation, the right to select defense counsel. In no event, however, may Alphaeon compromise or settle any such claim in a manner which admits fault or negligence on the part of Evolus or includes injunctive relief or includes the payment of money or other property by Evolus without the prior written consent of Evolus. Evolus shall have no liability under this letter agreement with respect to claims settled or compromised without its express prior written consent.

Each party agrees to keep confidential this letter agreement, and any information and data provided by one party to the other in connection with the transactions contemplated herein. Each party further agrees that (i) it will not use any portion of the information or data provided to such party by the other party for any purpose other than the transactions contemplated herein, and (ii) except as contemplated by this letter agreement, it will not disclose any portion of the information or data provided to such party by the other party to any persons or entities other than the officers, directors, board members, employees, or consultants of such party who reasonably need to have access to such information or data for purposes of the transactions contemplated herein.

Each party shall pay its own fees and expenses (including legal fees and expenses) incurred in connection with the negotiation and execution of this letter agreement.

This letter agreement is governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision.

This letter agreement may be executed in one or more counterparts and transmitted electronically (including in PDF form), and each counterpart will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

Confidential treatment has been requested for portions of this exhibit under 17 C.F.R. Sections §§ 200.80(b)(4) and 230.406. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Sincerely,

Alphaeon Corporation

By:	/s/ Simone Blank
Name: Simone Blank
Title: Chair

Accepted and Agreed:

Evolus, Inc.

By:	/s/ Murthy Simhambhatla
Name: Murthy Simhambhatla
Title: Chief Executive Officer

[Signature Page to Therapeutic Option Letter Agreement]
Confidential treatment has been requested for portions of this exhibit under 17 C.F.R. Sections §§ 200.80(b)(4) and 230.406. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.